                   CONSENT OF INDEPENDENT ACCOUNTANTS
                   -----------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 15, 2002, relating to the financial statements and financial highlights which appears in the May 31, 2002 Annual Report to Shareholders of Nuveen Kansas Municipal Bond Fund, Nuveen Kentucky Municipal Bond Fund, Nuveen Michigan Municipal Bond Fund, Nuveen Missouri Municipal Bond Fund, Nuveen Ohio Municipal Bond Fund and Nuveen Wisconsin Municipal Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Custodian" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
September 24, 2002